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                        INTERMAGNETICS
[Graphic Omitted: Logo] GENERAL CORPORATION


FOR IMMEDIATE RELEASE                                CONTACT: GLENN EPSTEIN
NASDAQ: IMGC                                                  CHAIRMAN & CEO
                                                     CONTACT: CATHY YUDZEVICH
                                                              IR MANAGER
                                                              (518) 782-1122

            INTERMAGNETICS APPOINTS A. JAY GRAF TO BOARD OF DIRECTORS

LATHAM, N.Y., Jan 31, 2005-- Intermagnetics General Corporation (Nasdaq: IMGC) today announced that A. Jay Graf, 57, who recently retired as group chairman of Guidant Corporation, has been appointed to Intermagnetics' board of directors.

"Jay's broad expertise in the medical device marketplace through a long and distinguished career with some of the major players in the industry will be especially beneficial in helping Intermagnetics further expand our strategic initiatives in this area," said Glenn H. Epstein, chairman and chief executive officer. "We expect him to make an immediate contribution as we continue to explore new markets and applications for our technology and products, and as we examine further acquisitions in this segment of our business."

As group chairman at Guidant, Graf, who retired from that position in December 2004, directed Guidant's four operating groups: Cardiac Rhythm Management, Cardiac Surgery, Endovascular Surgery and Vascular Intervention. Before that, he was president of the Cardiac Rhythm Management Group from 1992 to 2000. Guidant has annual revenues approaching $4 billion and a market capitalization of more than $20 billion.

Graf was president of Cardiac Pacemakers, Inc. when it became part of Guidant in 1994. He began his career with Eli Lilly and Company in 1976 and advanced through increasing levels of responsibility, including roles where he was instrumental in Lilly's acquisition of the implantable defibrillator as well as Advanced Cardiovascular Systems, Inc. He later served in increasingly senior management positions, including vice president of sales and marketing and senior vice president of operations, at Physio Control Corporation, now a part of Medtronics Corporation.

Graf received a Bachelor of Science degree in economics from Boston University and a Master of Business Administration degree in finance from Indiana University. From 1970 to 1974 he served in the U. S. Air Force, attaining the rank of captain prior to his honorable discharge.

Graf serves on the board of directors of American Medical Systems, Inc., Cabg Medical, CVRx and Lifenet and is a past member of the National Association of Manufacturers. He is also a member of the Board of Overseers for the University of Minnesota, Carlson School of Management and Indiana University, Kelley School of Business, Dean's Advisory Council.

Intermagnetics (http://www.intermagnetics.com ) draws on the financial strength, operational excellence and technical leadership in the market of Magnetic Resonance Imaging (MRI) as well as its expanding businesses within Medical Devices that encompass Invivo Diagnostic Imaging (focusing on MRI components & imaging sub-systems) and Invivo Patient Care (focusing on monitoring & other patient care devices). Intermagnetics is also a prominent participant in superconducting applications for Energy Technology. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, high-field magnets, medical systems & components and other specialized high-value added devices.

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